As filed with the Securities and Exchange Commission September 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAS NATURAL INC.

(Exact name of registrant as specified in its charter)

Ohio	27-3003768
(State of incorporation)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of Principal Executive Offices)	(Zip Code)

Gas Natural Inc. 2012 Incentive and Equity Award Plan

(Full Title of the Plan)

Copy to:

Christopher J. Hubbert, Esq.

Kohrman Jackson & Krantz P.L.L.

1375 East 9th Street, 20th Floor

Cleveland, Ohio 44114

216-696-8700

1600 CNB Corp.

1375 E. 9th Street, 20th Floor

Cleveland, OH 44114

216-696-8700

(Name, address, telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.15 per share	500,000 shares(2)	$10.33(3)	$5,165,000(3)	$704.51

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Company.

(2)	Represents shares of common stock that are authorized for issuance under the Gas Natural Inc. 2012 Incentive and Equity Award Plan.

(3)	Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are determined by averaging the high and low prices of the Company’s shares of common stock, as reported on the NYSE MKT Exchange on September 11, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Gas Natural Inc. 2012 Incentive and Equity Award Plan (the “Plan”) pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as a part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Gas Natural Inc., an Ohio corporation (the “Company”), with the Commission are deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing the registration statement:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(2)	The Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012;

(3)	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013;

(4)	The Company’s Current Reports on Form 8-K filed with the Commission on February 8, 2013, March 6, 2013, June 6, 2013, June 28, 2013, July 11, 2013, July 19, 2013, July 23, 2013 and August 6, 2013;

(5)	The description of the Company’s Common Stock contained in its Registration Statement on Form S-3/A dated January 18, 2013 and all amendments and reports filed with the SEC for the purpose of updating such description; and

(6)	All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our articles of incorporation require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our articles require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liabilities.

Section 1701.13 of the Ohio General Corporation Law (the “OGCL”) provides circumstances in which it is permissible for Ohio corporations to indemnify their directors and officers. Because our articles require us to indemnify directors and officers to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:

•	in good faith,
•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and
•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.

Section 1701.13 provides limits and prohibitions on indemnification in derivative actions and other actions brought by or in the right of the corporation:

•	limited to reasonable expenses incurred (as opposed to damages owed by the director or officer for liability),
•	prohibited if the director or officer was adjudged liable to us (unless the court determines, in view of all the circumstances, that the person is fairly and reasonably entitled to indemnity), and
•	prohibited with respect to directors if the only liability asserted against the director is for loans or dividends or distributions that are contrary to law or the articles of incorporation.

Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).

Also, Ohio law and our articles require us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. First, the director or officer must furnish to us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct required for indemnification and that indemnification is not otherwise precluded under the OGCL. The OGCL precludes indemnification of a director where the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation. Third, our articles do not require that we advance expenses to an officer in a proceeding by the Company on its own behalf. Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or the shareholders.

The OGCL also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our articles or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required.

The foregoing discussion is a summary and is qualified in its entirety by reference to the OGCL and the Company’s articles of incorporation, as amended.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation of Gas Natural Inc., dated July 15, 2010. Filed as, and incorporated herein by reference to, Exhibit 3.1 to the Company’s Form S-1/A, as filed with the Commission on July 15, 2010

4.2	Code of Regulations of Gas Natural Inc., dated July 15, 2010. Filed as, and incorporated herein by reference to, Exhibit 3.2 to the Company’s Form S-1/A, as filed with the Commission on July 15, 2010

5.1*	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1*	Consent of Kohrman Jackson & Krantz P.L.L. (contained in opinion filed as Exhibit 5.1)

23.2*	Consent of ParenteBeard LLC

24.1*	Power of Attorney. Reference is made to the Signatures section of this registration statement for the Power of Attorney contained therein

99.1	Gas Natural Inc. 2012 Incentive and Equity Award Plan. Filed as, and incorporated herein by reference to, Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on November 19, 2012

*	Filed herewith.

Item 9.	Undertakings.

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the end of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on September 13, 2013.

Gas Natural Inc.

By:	/s/ Richard M. Osborne
Richard M. Osborne, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Smith and Kevin J. Degenstein, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Richard M. Osborne Richard M. Osborne	Chairman and CEO (Principal Executive Officer)	September 13, 2013

/s/ Thomas J. Smith Thomas J. Smith	Chief Financial Officer (Principal Financial Officer)	September 13, 2013

/s/ Donald R. Whiteman Donald R. Whiteman	Corporate Controller (Principal Accounting Officer)	September 13, 2013

/s/ W.E. Argo W.E. Argo	Director	September 13, 2013

/s/ John R. Male John R. Male	Director	September 13, 2013

/s/ Michael T. Victor Michael T. Victor	Director	September 13, 2013

/s/ Wade F. Brooksby Wade F. Brooksby	Director	September 13, 2013

/s/ Gregory J. Osborne Gregory J. Osborne	Director	September 13, 2013

/s/ Richard K. Greaves Richard K. Greaves	Director	September 13, 2013

EXHIBIT INDEX

4.1	Articles of Incorporation of Gas Natural Inc., dated July 15, 2010. Filed as, and incorporated herein by reference to, Exhibit 3.1 to the Company’s Form S-1/A, as filed with the Commission on July 15, 2010

4.2	Code of Regulations of Gas Natural Inc., dated July 15, 2010. Filed as, and incorporated herein by reference to, Exhibit 3.2 to the Company’s Form S-1/A, as filed with the Commission on July 15, 2010

5.1*	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1*	Consent of Kohrman Jackson & Krantz P.L.L. (contained in opinion filed as Exhibit 5.1)

23.2*	Consent of ParenteBeard LLC

24.1*	Power of Attorney. Reference is made to the Signatures section of this registration statement for the Power of Attorney contained therein

99.1	Gas Natural Inc. 2012 Incentive and Equity Award Plan. Filed as, and incorporated herein by reference to, Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on November 19, 2012

*	Filed herewith.